CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 12, 2008 relating to the financial statements, and the effectiveness of internal control over financial reporting, which appears in Harris & Harris Group, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ PricewaterhouseCoopers LLP
New York, New York
March 18, 2008